Exhibit (a)(1)(iv)
Form of Letter from the Fund to Unitholders
in Connection with the Fund’s Acceptance of Units

STONEPEAK-PLUS INFRASTRUCTURE FUND LP

c/o SS&C GIDS, Inc.
P.O. Box 219071
Kansas City, MO 64121-9507
August 26, 2025
Dear Unitholder:
This letter serves to inform you that Stonepeak-Plus Infrastructure Fund LP (the “Fund”) has received and accepted for purchase your tender of limited partnership units in the Fund.
In accordance with the terms of the tender offer, you will receive payment(s) in an aggregate amount equal to (i) the net asset value of the tendered Class A-1a units, Class A-1b units, Class A-1c units, Class F-1 units and Class X units determined as of June 30, 2025, and (ii) the initial purchase price of the tendered Class I-1 units, which the Fund first issued in July 2025, less the 5% “early repurchase deduction” (if such deduction is applicable to your investment, which is described in the Fund’s private placement memorandum).
If you have any questions, please contact SS&C GIDS, Inc., the Fund’s transfer agent at (833) 706-0553.

Sincerely,

Stonepeak-Plus Infrastructure Fund LP